News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact: Mark Oswald (734) 855-3140

Media Contact: John Wilkerson (734) 855-3864

TRW Reports Third Quarter 2011 Financial Results

LIVONIA, MICHIGAN, November 2, 2011 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third quarter 2011 financial results with sales of $3.9 billion, an increase of 14 percent compared to the prior year period. The Company reported GAAP third quarter net earnings of $158 million or $1.22 per diluted share, which compares to net earnings of $199 million or $1.54 per diluted share in the prior year period.

The Company’s current and prior year quarterly results both contain special items. The current year quarter included debt retirement charges while the prior year period included debt retirement charges and favorable tax benefits. Excluding these special items, the Company reported net earnings of $177 million, or $1.37 per diluted share in the third quarter of this year, which compares to net earnings of $189 million or $1.47 per diluted share in the prior year period.

“TRW’s solid third quarter results and business performance achieved through the first nine months of this year provide evidence of the Company’s outstanding product and geographical positions,” said John C. Plant, Chairman and Chief Executive Officer. “We are confident in the future given the Company’s strong market position and profitable growth initiatives that are positioning TRW for long-term success.”

Third Quarter 2011

The Company reported third quarter 2011 sales of $3.9 billion, an increase of $489 million or 14 percent from the prior year period. The increase in sales resulted from improved vehicle production volumes, increasing demand for TRW’s broad array of active and passive safety products and the positive impact of currency movements between the two periods.

The Company’s third quarter 2011 operating income was $240 million, compared with operating income of $269 million in the 2010 period. The year-to-year decline in profit was driven by the negative profit impact from higher raw material prices, higher legal fees and planned increases in costs to support future growth, partially offset by the improved profit from the higher level of sales between the two quarters.

Net interest expense for the third quarter of 2011 totaled $26 million, which compares favorably to $39 million in the 2010 period as a result of lower debt levels. In addition, both the 2011 and 2010 periods include net losses on retirement of debt totaling $19 million and $1 million, respectively.

Tax expense for the third quarter of 2011 was $37 million, which compares to a tax expense of $28 million in the prior year period. The 2010 period includes special tax benefits of $11 million.

The Company reported 2011 third quarter GAAP earnings of $158 million, or $1.22 per diluted share, which compares to GAAP net earnings of $199 million, or $1.54 per diluted share in the 2010 period.

Excluding special items, the Company reported third quarter 2011 net earnings of $177 million, or $1.37 per diluted share, which compares to net earnings of $189 million or $1.47 per diluted share in the 2010 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $354 million in the third quarter of 2011, compared to the prior year level of $385 million. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Year-to-Date 2011

For the nine month period ended September 30, 2011, the Company reported sales of $12.3 billion, an increase of $1.6 billion or 15 percent compared to prior year sales. The increase in sales resulted from the higher level of global vehicle production volumes, increasing demand for TRW’s innovative technologies and the positive impact of currency movements between the two periods.

For the 2011 year-to-date period, the Company reported operating income of $980 million which compares to $891 million of operating income in the prior year period.

The 2011 period included a gain related to a favorable resolution of a commercial matter totaling $19 million and a charge related to the termination of a service contract totaling $10 million. Restructuring and fixed asset impairment charges totaling $10 million were recognized in the 2010 period. Excluding these items from both periods, the Company reported operating income of $971 million in the 2011 period, which compares to $901 million in the prior year. The year-to-year improvement in absolute profit was driven primarily by the positive profit impact of the higher level of sales between the two periods partially offset by inflationary pressures, including higher raw material prices and planned increases in costs to support future growth.

Net interest expense for the first nine months of 2011 totaled $90 million, which compares to $125 million in the prior year period. In addition, the current year-to-date period included a net loss on retirement of debt totaling $39 million compared with the first nine months of 2010, which recognized a net loss on retirement of debt totaling $2 million.

The Company recognized a $9 million gain on an acquisition related to the purchase of a shock absorber manufacturing facility during the 2011 period. The gain reflects the excess of fair value of the business in comparison to the purchase price.

Year-to-date tax expense was $127 million, which compares to $130 million in the prior year. Excluding tax benefits related to special items in both periods, tax expense was $147 million and $153 million for the first nine months of 2011 and the first nine months of 2010, respectively.

The Company reported year-to-date 2011 GAAP net earnings of $732 million, or $5.57 per diluted share, which compares to GAAP net earnings of $630 million, or $4.93 per diluted share in the prior year period.

Excluding special items, the Company reported 2011 year-to-date net earnings of $733 million, or $5.58 per diluted share, which compares to net earnings of $619 million or $4.84 per diluted share in the 2010 period.

Adjusted EBITDA totaled $1,313 million for the first nine months of 2011, compared to $1,247 million in the prior year period. See page A6 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

Third quarter 2011 net cash flow provided by operating activities was $160 million, which compares to $267 million in the third quarter of 2010. Capital expenditures were $137 million in the current quarter compared to $61 million last year. Third quarter free cash flow (cash flow from operating activities less capital expenditures) was a positive $23 million, compared to $206 million in the prior year quarter. The lower level of free cash flow compared with last year resulted from a planned increase in capital expenditures and higher working capital requirements.

For the nine month period ended September 30, 2011, net cash flow provided by operating activities totaled $512 million, which compares to $690 million in the prior year period. Year-to-date capital expenditures were $304 million compared to $168 million in 2010. Free cash flow was a positive $208 million in the first nine months of 2011 compared to $522 million for the same period last year.

During the third quarter of 2011, the Company used $213 million of cash to retire $162 million of face value debt, including $66 million of face value exchangeable notes. As of September 30, 2011, the Company had $1,532 million of debt and $890 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $642 million. This net debt outcome is $126 million lower than the balance at the end of 2010 and $388 million lower than the balance at the end of the prior year third quarter. Committed liquidity facilities and cash on hand provided the Company with available liquidity in excess of $1.3 billion as of September 30, 2011.

Divestiture Activity

During the most recent quarter the Company took action to divest certain of its non-safety related businesses in Asia and entered into an agreement to sell its cold forming business in Japan. The planned divestitures, with annual sales of approximately $100 million, are expected to be finalized in the fourth quarter of 2011 and will enable the Company to concentrate its resources on the growing safety systems market in Asia.

2011 Outlook

TRW expects full year production to total 12.9 million units in North America and 19.9 million units in Europe. Based on these production levels and the Company’s expectations for foreign currency exchange rates, full year 2011 sales are now expected to be approximately $16.2 billion (including fourth quarter sales of approximately $3.9 billion).

“Although vehicle production schedules have moderated slightly in the second half of 2011 compared to the first half of the year, increased demand for TRW’s innovative products, continued growth in the developing markets of the world and the Company’s business performance achieved through September will support a strong year for TRW,” said Mr. Plant. “We are committed to finishing a solid year while executing our profitable growth strategy to ensure TRW is well positioned for 2012 and beyond.”

Third Quarter 2011 Conference Call

The Company will host its third quarter conference call at 8:30 a.m. (Eastern time) today, Wednesday, November 2nd, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 11694231. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and diluted earnings per share each excluding special items; tax expense excluding certain tax benefits; adjusted EBITDA; and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

About TRW

With 2010 sales of $14.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2010 (our “Form 10-K”), and our Reports on Form 10-Q for the quarters ended April 1 and July 1, 2011, such as: any developments related to antitrust investigations adversely affecting our results, cash flows, financial condition or reputation; tighter financial markets adversely impacting the availability and cost of credit negatively affecting our business; a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; pricing pressures from our customers adversely affecting our profitability; any shortage of supplies causing a production disruption; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances position or other factors; any impairment of a significant amount of our goodwill or other intangible assets; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

# # #

TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended September 30, 2011 and October 1, 2010	A2

Consolidated Statements of Earnings (unaudited) for the nine months ended September 30, 2011 and October 1, 2010	A3

Condensed Consolidated Balance Sheets as of September 30, 2011 (unaudited) and December 31, 2010	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 2011 and October 1, 2010	A5

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three and nine months ended September 30, 2011 and October 1, 2010	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended September 30, 2011	A7

• For the nine months ended September 30, 2011	A8

• For the three months ended October 1, 2010	A9

• For the nine months ended October 1, 2010	A10

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Reports on Form 10-Q for the periods ended April 1, 2011 and July 1, 2011, which were filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended
	September 30, 2011	October 1, 2010
Sales	$3,915	$3,426
Cost of sales	3,534	3,039

Gross profit	381	387
Administrative and selling expenses	151	120
Amortization of intangible assets	4	5
Other (income) expense — net	(14)	(7)

Operating income	240	269
Interest expense — net	26	39
Loss on retirement of debt — net	19	1
Equity in earnings of affiliates, net of tax	(9)	(7)

Earnings before income taxes	204	236
Income tax expense	37	28

Net earnings	167	208
Less: Net earnings attributable to noncontrolling interest, net of tax	9	9

Net earnings attributable to TRW	$158	$199

Basic earnings per share:
Earnings per share	$1.28	$1.66

Weighted average shares outstanding	123.7	119.9

Diluted earnings per share:
Earnings per share	$1.22	$1.54

Weighted average shares outstanding	132.4	131.6

A2

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

	Nine Months Ended
(In millions, except per share amounts)	September 30, 2011	October 1, 2010
Sales	$12,258	$10,670
Cost of sales	10,849	9,415

Gross profit	1,409	1,255
Administrative and selling expenses	454	375
Amortization of intangible assets	12	16
Restructuring charges and fixed asset impairments	—	10
Other (income) expense — net	(37)	(37)

Operating income	980	891
Interest expense — net	90	125
Loss on retirement of debt — net	39	2
Gain on business acquisition	(9)	—
Equity in earnings of affiliates, net of tax	(29)	(24)

Earnings before income taxes	889	788
Income tax expense	127	130

Net earnings	762	658
Less: Net earnings attributable to noncontrolling interest, net of tax	30	28

Net earnings attributable to TRW	$732	$630

Basic earnings per share:
Earnings per share	$5.93	$5.29

Weighted average shares outstanding	123.4	119.2

Diluted earnings per share:
Earnings per share	$5.57	$4.93

Weighted average shares outstanding	133.7	130.5

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

(Dollars in millions)	As of
	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$890	$1,078
Accounts receivable — net	2,581	2,087
Inventories	958	760
Prepaid expenses and other current assets	231	215

Total current assets	4,660	4,140

Property, plant and equipment — net	2,062	2,100
Goodwill	1,762	1,761
Intangible assets — net	301	304
Pension assets	533	454
Other assets	553	529

Total assets	$9,871	$9,288

Liabilities and Equity
Current liabilities:
Short-term debt	$39	$23
Current portion of long-term debt	28	20
Trade accounts payable	2,341	2,079
Accrued compensation	314	251
Other current liabilities	1,188	1,146

Total current liabilities	3,910	3,519
Long-term debt	1,465	1,803
Postretirement benefits other than pensions	438	453
Pension benefits	659	681
Other long-term liabilities	585	594

Total liabilities	7,057	7,050

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,590	1,638
Retained earnings	1,243	511
Accumulated other comprehensive earnings (losses)	(215)	(87)

Total TRW stockholders’ equity	2,619	2,063
Noncontrolling interest	195	175

Total equity	2,814	2,238

Total liabilities and equity	$9,871	$9,288

A4

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Nine Months Ended
	September 30, 2011	October 1, 2010
Operating Activities
Net earnings	$762	$658
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	343	350
Net pension and other postretirement benefits income and contributions	(132)	(148)
Loss on retirement of debt — net	39	2
Fixed asset impairment charges	—	(3)
Net gain on sales of assets and divestitures	(11)	(2)
Gain on business acquisition	(9)	—
Other — net	7	6
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(515)	(421)
Inventories	(191)	(133)
Trade accounts payable	246	191
Prepaid expense and other assets	(8)	(17)
Other liabilities	(19)	207

Net cash provided by (used in) operating activities	512	690

Investing Activities
Capital expenditures, including other intangible assets	(304)	(168)
Cash acquired in acquisition of business	15	—
Net proceeds from asset sales and divestitures	17	6

Net cash provided by (used in) investing activities	(272)	(162)

Financing Activities
Change in short-term debt	15	6
Proceeds from issuance of long-term debt, net of fees	1	53
Redemption of long-term debt	(442)	(309)
Proceeds from exercise of stock options	19	34
Dividends paid to noncontrolling interest	(11)	(12)
Capital contribution from noncontrolling interest	—	4

Net cash provided by (used in) financing activities	(418)	(224)
Effect of exchange rate changes on cash	(10)	(3)

Increase (decrease) in cash and cash equivalents	(188)	301
Cash and cash equivalents at beginning of period	1,078	788

Cash and cash equivalents at end of period	$890	$1,089

A5

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(Dollars in millions)	Three Months Ended		Nine Months Ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
GAAP net earnings attributable to TRW	$158	$199	$732	$630
Income tax expense	37	28	127	130
Interest expense - net	26	39	90	125
Depreciation and amortization	114	118	343	350

EBITDA	335	384	1,292	1,235

Restructuring charges and fixed asset impairments	—	—	—	10
Termination of a service contract	—	—	10	—
Loss on retirement of debt - net	19	1	39	2
Favorable resolution of a commercial matter	—	—	(19)	—
Gain on business acquisition	—	—	(9)	—

Adjusted EBITDA	$354	$385	$1,313	$1,247

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

(Dollars in millions)	Three Months Ended		Nine Months Ended
	September 30, 2011	October 1, 2010	September 30, 2011	October 1, 2010
Cash flow provided by (used in) operating activities	$160	$267	$512	$690
Capital expenditures	(137)	(61)	(304)	(168)

Free cash flow	$23	$206	$208	$522

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended September 30, 2011 Actual	Adjustments		Three Months Ended September 30, 2011 Adjusted
Sales	$3,915	$—		$3,915
Cost of sales	3,534	—		3,534

Gross profit	381	—		381
Administrative and selling expenses	151	—		151
Amortization of intangible assets	4	—		4
Other (income) expense — net	(14)	—		(14)

Operating income	240	—		240
Interest expense — net	26	—		26
Loss on retirement of debt — net	19	(19	) (a)	—
Equity in earnings of affiliates, net of tax	(9)	—		(9)

Earnings before income taxes	204	19		223
Income tax expense	37	—		37

Net earnings	167	19		186
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9

Net earnings attributable to TRW	$158	$19		$177

Basic earnings per share:
Earnings per share	$1.28			$1.43

Weighted average shares outstanding	123.7			123.7

Diluted earnings per share:
Earnings per share	$1.22			$1.37

Weighted average shares outstanding	132.4			132.4

(a)	Represents the elimination of the loss on retirement of debt.

A7

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Nine Months Ended September 30, 2011 Actual	Adjustments		Nine Months Ended September 30, 2011 Adjusted
Sales	$12,258	$—		$12,258
Cost of sales	10,849	19	(a)	10,868

Gross profit	1,409	(19)		1,390
Administrative and selling expenses	454	(10	) (b)	444
Amortization of intangible assets	12	—		12
Other (income) expense — net	(37)	—		(37)

Operating income	980	(9)		971
Interest expense — net	90	—		90
Loss on retirement of debt — net	39	(39	) (c)	—
Gain on business acquisition	(9)	9	(d)	—
Equity in earnings of affiliates, net of tax	(29)	—		(29)

Earnings before income taxes	889	21		910
Income tax expense	127	20	(e)	147

Net earnings	762	1		763
Less: Net earnings attributable to noncontrolling interest, net of tax	30	—		30

Net earnings attributable to TRW	$732	$1		$733

Basic earnings per share:
Earnings per share	$5.93			$5.94

Weighted average shares outstanding	123.4			123.4

Diluted earnings per share:
Earnings per share	$5.57			$5.58

Weighted average shares outstanding	133.7			133.7

(a)	Represents the elimination of the gain related to the favorable resolution of a commercial matter.
(b)	Represents the elimination of the expense related to the termination of a service contract.
(c)	Represents the elimination of the loss on retirement of debt.
(d)	Represents the elimination of the gain on business acquisition.
(e)	Represents the elimination of a $20 million tax benefit related to the favorable resolution of various tax matters in foreign jurisdictions.

A8

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended October 1, 2010 Actual	Adjustments		Three Months Ended October 1, 2010 Adjusted
Sales	$3,426	$—		$3,426
Cost of sales	3,039	—		3,039

Gross profit	387	—		387
Administrative and selling expenses	120	—		120
Amortization of intangible assets	5	—		5
Other (income) expense — net	(7)	—		(7)

Operating income	269	—		269
Interest expense — net	39	—		39
Loss on retirement of debt — net	1	(1	) (a)	—
Equity in earnings of affiliates, net of tax	(7)	—		(7)

Earnings before income taxes	236	1		237
Income tax expense	28	11	(b)	39

Net earnings	208	(10)		198
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9

Net earnings attributable to TRW	$199	$(10)		$189

Basic earnings per share:
Earnings per share	$1.66			$1.58

Weighted average shares outstanding	119.9			119.9

Diluted earnings per share:
Earnings per share	$1.54			$1.47

Weighted average shares outstanding	131.6			131.6

(a)	Represents the elimination of the loss on retirement of debt.
(b)	Represents the elimination of tax benefits of $11 million related to the favorable resolution of various tax matters in foreign jurisdictions.

A9

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

Among other adjustments, the Company recorded recorded restructuring charges of $13 million primarily related to severance, retention, and outplacement services at various production facilities and fixed asset impairment charges of $1 million. This was offset by a gain on the sale of a property in the amount of $4 million related to a closed North American braking facility, which was impaired in 2008.

(In millions, except per share amounts)	Nine Months Ended October 1, 2010 Actual	Adjustments		Nine Months Ended October 1, 2010 Adjusted
Sales	$10,670	$—		$10,670
Cost of sales	9,415	—		9,415

Gross profit	1,255	—		1,255
Administrative and selling expenses	375	—		375
Amortization of intangible assets	16	—		16
Restructuring charges and fixed asset impairments	10	(10	) (a)	—
Other (income) expense — net	(37)	—		(37)

Operating income	891	10		901
Interest expense — net	125	—		125
Loss on retirement of debt — net	2	(2	) (b)	—
Equity in earnings of affiliates, net of tax	(24)	—		(24)

Earnings before income taxes	788	12		800
Income tax expense	130	23	(c)	153

Net earnings	658	(11)		647
Less: Net earnings attributable to noncontrolling interest, net of tax	28	—		28

Net earnings attributable to TRW	$630	$(11)		$619

Basic earnings per share:
Earnings per share	$5.29			$5.19

Weighted average shares outstanding	119.2			119.2

Diluted earnings per share:
Earnings per share	$4.93			$4.84

Weighted average shares outstanding	130.5			130.5

(a)	Represents the elimination of restructuring charges and fixed asset impairments.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of (i) the income tax impact of the adjustments made to the restructuring charges and fixed asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred, and (ii) tax benefits related to the favorable resolution of various tax matters in foreign jurisdictions of $21 million recorded in the second and third quarters of 2010.

A10